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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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PAC-WEST TELECOMM, INC.

(Name of Registrant as Specified In Its Charter)

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The following press release was distributed on May 27, 2004.

Investor Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Melinda Guzman Moore as Nominee for
Election to its Board of Directors

Stockton, CA — May 27, 2004 — Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of broadband communications services to service providers and enterprise customers in the western U.S., today announced the nomination of Melinda Guzman Moore for election to serve on its board of directors at its annual meeting, which is scheduled for June 16, 2004. Ms. Guzman Moore’s name is being submitted to Pac-West’s shareholders for approval in the place of Patricia Romero Cronin who is unable to stand for election due to circumstances arising subsequent to the filing of the company’s proxy statement.

Ms. Guzman Moore, age 40, has been a partner at the law firm of Goldsberry Freeman Guzman & Ditora, LLP in Sacramento, California since 1999. She has been recognized for her active community involvement, including serving as the current Chairwoman of the California Hispanic Chambers of Commerce (CHCC); serving as the current Chairwoman of the Nehemiah Corporation, one of the nation’s largest down payment assistance programs for new home buyers; serving as a former Board Member for the Make A Wish Foundation; and membership in the Sacramento County Bar Association; State Bar of California, La Raza National Lawyers Association, and Women Lawyers of Sacramento. During 2003, she served on the Board of Governors of the California Community College System. In addition, Ms. Guzman Moore has received numerous public recognitions including, the Luminary Award for her leadership in business by the National Association of Women Business Owners and 1999 Business Woman of

the Year by the Sacramento Hispanic Chamber of Commerce, and was named as one of its Top “40 under 40” dynamic young achievers by the Sacramento Business Journal.

Wally Griffin, Pac-West’s Chairman of the Board of Directors, said, “We are very pleased Melinda has agreed to be nominated for election to our Board of Directors. She brings a wealth of enthusiasm, experience, and diversity to Pac-West.”

Hank Carabelli, Pac-West’s President and CEO, said, “From an operational perspective, our leadership team is looking forward to accessing Melinda’s broad experience and perspectives in support of our growth initiatives in California. She is a great addition to a Board that is committed to growing Pac-West, increasing efficiencies and shareholder value, and building an organization recognized for service excellence.”

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2003, as filed with the SEC on March 30, 2004, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the declining rate at which reciprocal compensation payments are determined; the inability to expand our business as a result of the unavailability of funds to do so; adverse affects on our operations as a result of covenants in agreements related to our borrowings; the loss of key executive officers could negatively impact our business prospects; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.